41 S. Rio Grande Street
Salt Lake City, Utah 84101
(385) 269-0203
recursionpharma.com

May 19, 2023

David Mauro

Re: Employment Offer Letter

Dear David:

Recursion Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) is truly excited to extend you an offer on the terms and conditions in this letter agreement (the “Agreement”) and hope that you will be joining us in our mission of decoding biology to radically improve lives.

1.Position. You will be the Company’s Chief Medical Officer, and will report to the Company’s Chief Executive Officer. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company.

2.Location. You are required to spend a minimum of 40-50% of standard working days onsite at the Company’s headquarters in Salt Lake City. For executives who choose to live in other cities, because we believe in the value of onsite interaction for our teams, we will cover up to an average of four round- trip flights per month to/from Company Headquarters and we may make use of Company-leased apartments within walking distance of the office to offset hotel costs for the Company.

3.Base Salary. Your annual base salary will be $520,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary may be modified from time to time at the discretion of the Company.

4.Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 25% of your annual base salary and an annual equity bonus with a target value of 25% of your annual base salary paid in fully vested equity awards, in each case based on achieving performance objectives established by the Company’s Board of Directors (the “Board”) or an authorized committee thereof (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of any such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

5.Equity Awards. Subject to the approval of the Committee, the Company will grant you an award of restricted stock units (“RSUs”) with a target value of $1,000,000. If the RSU award is approved by the Committee, on the grant date, the target value will be converted into a number of RSUs determined in accordance with the Company’s equity practices. Each RSU subject to the award will represent a right to receive one share of our Class A Common Stock upon vesting. The RSU award will vest as follows: 25% of the RSUs subject to the award shall vest on the first Company Vesting Date (each of February 15, May 15, August 15, and November 15 is a “Company Vesting Date”) occurring after the first anniversary of your Start Date (as defined below) and 1/16th of the RSUs subject to the award will vest every Company Vesting Date thereafter until the RSU award is fully vested, subject to your continued employment with the Company through each such Company Vesting Date. The RSU award will be subject to the terms and conditions of the Company’s equity incentive plan as then in effect and the applicable form of RSU agreement thereunder.

Subject to the approval of the Committee, the Company will grant you an option to purchase shares of our Class A Common Stock at a price per share equal to the fair market value of a share of our Class A Common Stock on the date of grant (as determined by the Committee), with such option having a target value of $1,000,000. If the option is approved by the Committee, on the grant date, the target value will be converted into a number of shares determined in accordance with the Company’s equity practices. The option will vest as follows: 25% of the shares subject to the option shall vest on the first anniversary of your Start Date and 1/48th of the shares subject to the option award will vest each month thereafter until the option award is fully vested, subject to your continued employment with the Company through each such vesting date. Your option grant shall be subject to the terms and conditions of the of the Company’s equity incentive plan as then in effect and the applicable form of option agreement thereunder.

In addition, you will be eligible to receive other awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6.Employee Benefits. As a regular full time, employee of the Company, you will be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plan. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.

7.Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) by entering into a Participation Agreement under the Severance Plan, which is being provided to you concurrently with this Agreement. Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company.

8.Employment Relationship. Employment with the Company will be for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures and your other terms and conditions of employment, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

9.Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

10.Immigration Laws. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

11.Prior Employment/Third Party Information/Conflicting Obligations. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

12.Employee Confidentiality and Invention Assignment. As a condition of your employment with the Company, you will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and arbitration of any disputes or claims relating to or arising out of our employment relationship, subject to the terms and conditions set forth in the Confidentiality Agreement. Please note that we must receive your signed Confidentiality Agreement before your first day of employment with the Company. Nothing in this Agreement, the Confidentiality Agreement, or any other Company agreement or policy will prohibit you from engaging in protected conduct, as described in the Protected Activity Not Prohibited section of the Confidentiality Agreement.

13.Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and standards. You will be specifically required to sign an acknowledgment that you have read and understand the Company’s Code of Conduct, and the Company’s employee handbook, along with other Company policies.

14.FDA Disbarment. As a condition of the acceptance of this Agreement, you certify that you are not and have never been debarred by the FDA pursuant to 21 USC 335, are not listed on the FDA’s disqualified/restricted list, are not excluded from participating in federal health care programs, and have not committed any actions that could lead to FDA debarment or exclusion from federal health care programs. If you become aware of a proceeding that could lead to debarment or disqualification/restriction by FDA or exclusion from federal health care programs, you will immediately inform the Board.

15.Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Salt Lake County in the State of Utah.

16.Miscellaneous. To accept the Company’s offer, please sign and date this Agreement in the space provided below. If you accept our offer, your first day of employment is expected to be June 1, 2023 (the actual date your employment begins, the “Start Date”). You understand and agree that your compensation set forth herein will be remuneration for all services rendered to the Company and any subsidiaries or affiliates of Company. This Agreement, the Severance Plan, the Participation Agreement, and the Confidentiality Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company (including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral). This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer. This offer of employment will terminate if it is not accepted, signed and returned by May 26, 2023.

    To accept this offer of employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Recursion Pharmaceuticals, Inc.
By:	/s/ Christopher Gibson
Christopher Gibson
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ David Mauro
David Mauro
Date: May 19, 2023